FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2005
                                                     REGISTRATION NO. 333-______

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ACT TELECONFERENCING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   COLORADO                       7389                        84-1132665
(STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
JURISDICTION OF        CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)
INCORPORATION)

                         1526 COLE BOULEVARD, SUITE 300
                             GOLDEN, COLORADO 80401
                                 (303) 233-3500
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                EDWARD J. BERNICA
                             CHIEF FINANCIAL OFFICER
                           ACT TELECONFERENCING, INC.
                         1526 COLE BOULEVARD, SUITE 300
                             GOLDEN, COLORADO 80401
                                 (303) 233-3500
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                            WILLIAM J. CAMPBELL, ESQ.
                             MICHAEL M. MCGAWN, ESQ.
                               FAEGRE & BENSON LLP
                             3200 WELLS FARGO CENTER
                               1700 LINCOLN STREET
                             DENVER, COLORADO 80203
                              PHONE: (303) 607-3500
                               FAX: (303) 607-3600

      APPROXIMATE DATE OF COMMENCEMENT OF SALE TO THE PUBLIC: from time to time following the effective date of this registration statement, in the discretion of the selling shareholders.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check here. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

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                                                                                       PROPOSED          PROPOSED
                                                                                        MAXIMUM          MAXIMUM        AMOUNT OF
                                                                    AMOUNT TO BE    OFFERING PRICE      AGGREGATE      REGISTRATION
        TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED           REGISTERED        PER SHARE      OFFERING PRICE       FEE
------------------------------------------------------------------------------------------------------------------------------------
Shares of common stock underlying warrants                             659,681         $ 4.01(1)       $ 2,645,321       $ 311(2)
------------------------------------------------------------------------------------------------------------------------------------

      (1) Calculated pursuant to Rule 457(g) based on the exercise price of the warrants.

      (2) The registrant paid a filing fee of $575 in connection with the filing of its registration statement on Form S-1, File No. 333-96905 on July 22, 2002. $69 of that filing fee related to 252,864 shares remaining unsold, which shares are hereby removed from registration; accordingly, such amount is being credited against the filing fee payable in connection with this registration statement pursuant to Rule 457(p).

----------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                EXPLANATORY NOTE

Upon effectiveness, this registration statement shall constitute a post-effective amendment to a registration statement originally filed by the registrant on Form S-1, Commission file number 333-96905 (as subsequently amended), to remove from registration 252,864 shares registered in such earlier registration statement that remain unsold as of the effective date of this registration statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2005


                           [LOGO] ACT TELECONFERENCING

                                 659,681 SHARES

                                  COMMON STOCK

      This is a public offering of 659,681 shares of ACT common stock by certain ACT shareholders. ACT will receive none of the proceeds from the sale of these shares. The shares will be sold, if at all, at prevailing market prices for our common stock or at prices negotiated by the selling shareholders.

      The shares offered will be issued to certain of the selling shareholders only if they exercise warrants for the purchase of shares of our common stock at an exercise price of $4.01 per share. If the selling shareholders exercise any of the warrants, we may receive proceeds in the amount of the exercise price of each warrant being exercised. See "Use of Proceeds" on page 9 and "Selling Shareholders" on page 10.

      Our common stock is quoted on the Nasdaq National Market under the symbol ACTT. On February 10, 2005, the last reported sale price of our common stock was $.90 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON
PAGE 3.

      Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 THIS PROSPECTUS IS DATED ________________, 2005

                               PROSPECTUS SUMMARY

      This summary highlights only selected information contained elsewhere in this prospectus. It does not contain all of the information that is important to you before investing in our common stock. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements included or incorporated by reference herein.

      We are a full-service provider of audio, video, data and web-based conferencing services to businesses and organizations in North America, Europe and Asia Pacific. Our conferencing services enable our clients to cost-effectively conduct full service international conferences exchanging video, data and audio, by linking participants in geographically dispersed locations. We are present in nine countries and provide local access dial in access from a total of 45 countries. Our primary focus is to provide high quality conferencing services to organizations such as professional service firms, investment banks, high tech companies, law firms, investor relations firms, telecommunications companies and other domestic and multinational companies.

      Currently, we have service delivery centers and sales offices in Australia, Canada, France, Germany, Hong Kong, Singapore, the Netherlands, the United Kingdom, and the United States. Our global presence and the growth in the conferencing services market have allowed us to build a client base ranging from small business enterprises to Fortune 500 companies. Our primary focus is on providing high value-added conferencing services and convenient automated conferencing services to organizations such as accounting firms, consulting firms, investment banks, high tech companies, law firms, investor relations firms, and other multinational companies.

      Occasionally, we examine markets in new countries or evaluate potential acquisitions of conferencing assets currently owned and operated by other companies, and expect to continue to do so. We currently have no definitive plans to open offices in additional countries and have not entered into any definitive agreement with respect to any acquisition.

      In January 2005, we announced a global reorganization to reduce costs and to improve our overall efficiency in delivering services. Our decision to reorganize from a geographic structure into a functional structure was based on current industry trends and customers' needs. Duplicative operations will be consolidated to make us more competitive and to improve our ability to tailor services to the individual needs of our customers. We estimate that the restructuring will save us approximately $3 million per year. The restructuring costs, including severance, will be approximately $3 million, of which an estimated $1.0 million will be recognized in 2004 and approximately $2.0 million will be recognized in 2005.

                                  THE OFFERING

Shares underlying warrants held by selling shareholders        659,681 shares
Common Stock to be outstanding after the offering, based on
  shares outstanding on January 1, 2005                        17,294,686 shares
Nasdaq National Market symbol                                  ACTT

      The total of 17,294,686 shares of common stock to be outstanding after this offering is based on 16,635,005 shares outstanding on January 1, 2005 but excludes:

      o 7,162,373 shares of common stock issuable upon the exercise of options and warrants outstanding as of November 30, 2004, which are not held by the selling shareholders, at a weighted average exercise price of $2.88 per share;

      o 1,250,000 shares reserved for issuance under our 2004 Equity Incentive Plan.

      o 200,000 shares reserved for issuance under our 1998 Employee Stock Purchase Plan, as amended.

      In connection with our issuance of Series C Preferred Stock to the selling shareholders on May 17, 2002, we also issued warrants to purchase shares of our common stock. The initial warrants included an anti-dilution clause that specified if we were to sell securities below a threshold price, the number of shares issuable upon exercise could be increased, and the exercise price could be reduced. The terms of sale of our Series C Preferred Stock and these warrants also provided for a maximum issuance of 19.99% of the pre-transaction outstanding shares, or 1,828,873 shares (the "Issuable Maximum"), without shareholder approval. If we were required to issue shares in excess of the Issuable Maximum pursuant to the anti-dilution clause, and the shareholders voted against the issuance of the additional shares, we would be required to make cash payment to the investors. Such a payment is not permitted under Nasdaq Interpretive Material 4350-2 (Marketplace Rule 4350(i)(1)(D)).

      In order to remove the original warrants' provisions that were in conflict with Nasdaq rules, the warrants held by the selling shareholders were adjusted such that they could be exercised to acquire an aggregate of 435,009 shares of our common stock, which is equal to the number of shares of common stock issuable without exceeding the Issuable Maximum, for an adjusted exercise price of $1.05 per share. We also issued 659,681 new warrants to the selling shareholders, exercisable beginning March 3, 2005, for an exercise price of $4.01 per share, and having a cashless exercise feature. The new warrants expire March 3, 2010. These shares underlying such new warrants are the shares being offered by the selling shareholders in this prospectus.

      This is a continuous offering and is not underwritten. We cannot predict when or if the selling shareholders will exercise warrants entitling them to purchase and possibly sell shares underlying the warrants. The warrants held by the selling shareholders are not exercisable prior to March 3, 2005. This offering assumes that the selling shareholders will exercise all warrants they hold for purchase of our common stock, for cash at the current exercise price.

                                  RISK FACTORS

      This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding whether to invest in our common stock.

WE HAVE EXPERIENCED CONTINUING LOSSES DURING THE PAST THREE YEARS, AND WE MAY BE UNABLE TO REGAIN PROFITABILITY.

      We reported net losses of $8.5 million in 2003, $7.7 million in 2002, and $0.2 million in 2001, and we have not reported a quarterly profit since the third quarter of 2001. We may not achieve profitability or maintain profitability, if achieved, on a consistent basis. In addition, our operating expenses may increase in the future as we expand our operations. If our gross profit does not grow to offset any such increased expenses, it will be more difficult to reverse our recent history of losses. Continued losses would likely cause our stock price to decrease.

WE MAY NOT BE ABLE TO FULLY COMPLY WITH ALL APPLICABLE LOAN COVENANTS.

      We experienced negative net cash flow from operations during 2003 and 2002, and during that time we have relied on bank financing, preferred stock issuances, and debt transactions to provide capital to fund our operations and capital expenditures. The terms of these financings require that we comply with certain covenants relating to our financial condition and performance and our business operations. If we fail to comply with these covenants we may incur penalties and other adverse consequences, ranging from requirements that we issue additional shares of common stock or warrants to purchase common stock, to events default on our loans, which would allow our lenders to accelerate the due date of our indebtedness to them. Issuances of additional shares of common stock are dilutive to our existing shareholders, and we may not have sufficient capital to repay any amounts of accelerated indebtedness. Our senior subordinated lenders have agreed to certain waivers of covenant violations and to forbear from pursuing remedies available to them through February 28, 2005, provided we meet certain requirements, with respect to our non-compliance with certain covenants. We cannot guarantee that we will meet such requirements or that any of our lenders will waive any future failures to comply with applicable covenants.

WE HAVE EXECUTED A TERM SHEET FOR ADDITIONAL FINANCING, AND COMPLETION OF THE PROPOSED TRANSACTION COULD SIGNIFICANTLY DILUTE OUR EXISTING STOCKHOLDERS.

      On January 31, 2005, we executed a term sheet with an investor for a proposed convertible debt financing in order to refinance our existing debt. The term sheet calls for the lead investor, in combination with institutional investors, to provide $14 million in capital in exchange for convertible notes. The notes would be convertible into shares of our common stock at a proposed conversion price of $1.05 per share. In addition, the note holders would be granted up to 30% warrant coverage at an exercise price of $1.05. Completion of the transaction will be subject to stockholder approval. Conversions of notes and the exercise of warrants, which will be at the option of the note and warrant holders, would significantly dilute our existing stockholders.

IF WE ARE UNABLE TO COMPLETE THE PROPOSED $14 MILLION FINANCING FOR WHICH WE HAVE SIGNED A TERM SHEET, WE WILL BE IN DEFAULT ON CERTAIN OF OUR INDEBTEDNESS.

      The term sheet relating to our proposed $14 million convertible note financing is not binding on us or the potential investors. Completion of the proposed transaction is subject to conditions, including the drafting, negotiation and completion of definitive transaction documents, and approval of the proposed transaction by our shareholders. In the event the transaction is not completed for any reason, the waivers and forbearances granted by our senior subordinated lenders would no longer be in force. Without such waivers and forbearances, the lenders would be entitled to take action under their senior secured subordinated notes, including acceleration of all amounts due thereunder. We cannot guarantee that these or other lenders will be willing to grant further waivers or forbearances with respect to any events of default.

OUR PLANS TO OPERATE AND GROW MAY BE LIMITED IF WE ARE UNABLE TO OBTAIN SUFFICIENT FINANCING.

      Our losses from operations and our growth into automated conferencing, web-conferencing services, video, and as an outsource provider for international calls have strained our financial resources. Nonetheless, we may need to be prepared to expand our business through further strategic acquisitions and new markets when we identify desirable opportunities. We may need additional equity and debt financing, collaborative arrangements with channel partners, or funds from other sources for these purposes. We may not be able to obtain such financing on acceptable terms, or at all. Recent debt financing has added interest expense that has further burdened our cost structure. Failure to obtain additional financing could weaken our operations or prevent us from achieving our expansion goals. Equity financings, as well as debt financing with accompanying warrants, can be dilutive to our shareholders and may make it difficult to sell additional equity at depressed prices, and certain debt financings may impose restrictive covenants on the way we operate our business.

WE MAY BE ADVERSELY AFFECTED BY DOWNWARD PRICE PRESSURE IN THE TELECONFERENCING INDUSTRY.

      The prices for our services are subject to rapid and frequent changes. In many cases, competitors provide their services at significantly reduced rates, for free, or on a trial basis in order to win customers. In addition, major telecommunications providers enjoy lower telephony costs as a result of their ownership of the underlying telecommunications network. As a result, these carriers can offer services similar to ours with certain volume discounts or substantially reduced prices. Price competition in the long distance market has had a negative impact on our ability to mark up our wholesale prices on long distance transport. In response to these factors, we have reduced our pricing in certain circumstances and may be required to reduce prices further. Reductions in the prices we are able to charge may not be offset by increases in the volumes we handle, and accordingly may decrease our operating margins.

INCREASED USE OF AUTOMATED TELECONFERENCING SERVICES MAY RESULT IN A DECREASE IN THE AVERAGE PRICES WE CHARGE OUR CUSTOMERS.

      The trend toward increased use of teleconferencing has been accompanied by more demand for low priced automated conferencing. As the volumes of all types of teleconferences have grown, the percentage of conferences that are higher-priced, operator-attended conferences has declined, and we expect this trend to continue at least for the near term. Migration to automated services has the effect of decreasing our price per minute and may reduce our margins.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF LARGE FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.

      As a result of increased competition, changes in the mix of automated versus attended audio conferences, competitive price pressure, and the other risks described in this section, our quarterly operating results have varied significantly from period to period in the past and are likely to continue to vary significantly in future periods. The primary factors that may cause fluctuations in our quarterly operating results include increased competition, continued pricing pressure, and ongoing market demand for conferencing services. Additionally, we expect our results to fluctuate based on seasonal sales patterns. The usage of our services declines during the northern hemisphere summer (especially in Europe in August) and around the Thanksgiving and December holidays. Our revenue during these seasons historically does not maintain the same pace as other periods of the year because of less use of our services by business customers. Quarterly variations in our operating results may make it difficult to project our future performance and could result in increased volatility in our stock price.

WE FACE OPERATIONAL AND FINANCIAL RISKS RELATING TO OUR INTERNATIONAL
OPERATIONS.

      International sales comprise a significant portion of our revenues, and we anticipate that this will continue. As a result of their distance from the United States, different time zones, culture, management and language differences, international operations pose greater risk than our domestic operations. For example:

      o These factors make it more challenging to manage and administer a globally-dispersed business.

      o Since certain international calls are billed in the currency of the country of origin, and in-country operating expenses are paid in local currency, currency fluctuations can affect our operating results.

      o Changes in taxes, duties, labor costs, and labor regulations could adversely affect our competitive pricing in some countries.

      o Economic or political instability in one or more of our international markets could adversely affect our operations in those markets.

OUR MAJOR COMPETITORS IN THE TELECOMMUNICATIONS INDUSTRY HAVE GREATER CAPITAL RESOURCES AND BRAND NAME RECOGNITION THAN WE HAVE, WHICH MAKES IT DIFFICULT FOR US TO COMPETE WITH THEM.

      The telecommunications industry is highly competitive, and most of our competitors and potential competitors have substantially greater capital resources and name recognition than we have. Accordingly, we cannot compete with them in terms of advertising, marketing, sales, and deployment of capital. Certain of our competitors that have emphasized automated conferencing services have achieved operating efficiencies through volumes that we do not yet have. To compete successfully against other telecommunications and teleconferencing providers, we must maintain competitive pricing while at the same time offering significantly higher quality services. Pricing pressures may result in a reduction in our operating margins. Alternatively, if our service quality does not meet customer expectations, our customers may move away from us in favor of more established competitors. Either of these could hinder our ability to grow our revenues and to achieve our operating goals.

OUR REVENUES MAY FLUCTUATE BECAUSE WE DRAW SIGNIFICANT REVENUES FROM MAJOR CLIENTS, WHO MAY TRANSFER THEIR BUSINESS AWAY FROM US.

      For the nine months ended September 30, 2004, our two largest customers accounted for 15 and 8 percent of our revenues, and we expect revenues from our largest customer to grow rapidly over the near term. Due to concentration of our revenues, the loss of any one of our largest customers or one of our principal outsource channel partners would have a significant adverse effect on our conference volumes. The loss of several of our larger customers would also have an adverse effect on our volumes and this risk will increase if our largest customers increase their volumes of business with us faster than we increase volumes from other sources. Any such reduction in our volumes would have a material adverse effect on our revenues and results of operations.

      Our agreements with customers generally do not contain minimum purchase commitments, and customers can easily switch to a competing provider or allocate their business among several vendors. Our customers may discontinue business with us in the future if our products and services become obsolete or technological advances allow our customers to satisfy their own teleconferencing needs. Mergers, consolidations, or other changes in ownership or alliances that impact any of our customers may also cause our customers to curtail or cease doing business with us. To the extent we lose customers due to any of these factors, our revenues will be adversely affected.

WE HAVE MADE ONLY A LIMITED ENTRY INTO THE WEB CONFERENCING MARKET.

      We have recently entered the web or Internet based conferencing market. The annual market for Internet based conferencing services is growing rapidly. Although still small in relation to the audio conferencing market that we serve, our customers are increasingly demanding a full range of conferencing services and our web-based conferencing services are beginning to grow. However, if we do not fully develop this market, especially in web conferencing and Internet telephony, we may experience a slowdown in our overall conferencing revenue growth and our competitors may grow faster than we are able to grow. The expansion of our business into Internet-based service offerings, simultaneously with other growth needs, will place a strain on our current financial and staff resources. If we are not able to deploy the assets and personnel needed to fully support web-based services, we expect to miss out on significant growth opportunities.

IF OUR INTERNET TELEPHONY CONFERENCING SERVICES DO NOT GAIN MARKET ACCEPTANCE OR WE ARE UNABLE TO FINANCE THIS OPPORTUNITY, OUR POTENTIAL FOR GROWTH IN THIS MARKET SECTOR WILL BE LIMITED.

      We estimate that over the next three years we will convert certain of our existing high volume multinational customers to an Internet telephony based conferencing service with the ability to handle higher volumes at lower prices. We cannot be certain that Internet telephony services will continue to gain worldwide corporate acceptance or prove to be a viable alternative to traditional telephone service. If the Internet telephony market fails to develop or develops slower than we expect, our future revenues from teleconferencing over the Internet will be limited. This could adversely affect the revenue growth rate that we currently expect to achieve. Our prospective Internet telephony solutions also will be affected by the availability of capital.

OTHER TECHNOLOGICAL INNOVATIONS COULD RENDER OUR CURRENT SERVICES OBSOLETE.

      We expect technical innovations to stimulate new developments in teleconferencing services. Such technical innovations include the development of more sophisticated computers, telephone sets, private branch exchanges, customer-owned bridges, centralized office switching equipment, and Internet telephony services. Other technology-based competitive developments within the telecommunications industry, such as low-priced long distance services and new uses for the Internet, may lead the major telecommunications companies to offer low-cost teleconferencing services as a strategy to obtain greater market share in other product areas. These innovations and developments could render our current service offerings obsolete or uneconomic, which could cause us to lose customers and revenues.

WE OCCASIONALLY EXPERIENCE TECHNICAL MALFUNCTIONS AND OTHER HAZARDS WHICH ADVERSELY AFFECT OUR OPERATIONS AND CREATE COSTS.

      We depend upon our software systems, communications hardware, and enhanced services platform to conduct our conferencing business on a worldwide basis. Our systems, communications hardware, vendors' services, and platform are vulnerable to damage or interruption from:

      o     Natural disasters.

      o     Power loss.

      o     Telecommunication failures.

      o     Loss of Internet access.

      o     Physical and electronic break-ins.

      o     Hardware defects.

      o     Computer viruses.

      o     Intentional acts of vandalism, terrorism, or similar events.

      In previous years our business has been affected by occasional network failures with consequent poor service and loss of customer goodwill. We estimate that we usually have six to ten major failures every year as a result of the factors listed above. Any increase in outages or failures due to these types of hazards would result in additional costs resulting from business interruption, and we could lose customers affected by these outages.

THERE ARE FEW REGULATORY BARRIERS TO ENTRY INTO OUR CURRENT MARKETS, AND NEW COMPETITORS MAY ENTER AT ANY TIME.

      There are few regulatory barriers to competition in our markets. Recent federal legislation in the United States allows local exchange carriers to offer teleconferencing services. This legislation may result in additional competition if some or all of the local exchange carriers, including any of the regional Bell operating companies, choose to enter or expand their activities in the teleconferencing market in the United States.

      Moreover, there are no significant regulatory barriers to enter the foreign markets we serve in Australia, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, or the United Kingdom, and competitors may enter at any time. To the extent that our customers or potential customers choose to do business with these competitors, their entry into our markets would adversely affect our ability to grow our conferencing volumes and generate revenue.

OUR COMMON STOCK PRICE HAS BEEN HIGHLY VOLATILE, AND WE EXPECT THIS VOLATILITY TO CONTINUE.

      The market price of our common stock is highly volatile and may decline further. For example, during 2004 our stock price has ranged from a high of $4.08 to a low of $0.96, and closed on February 10, 2005 at $.90. We anticipate that the volatility of our common stock price may continue due to factors such as:

      o     Actual or anticipated fluctuations in results of our operations.

      o     Changes in or failure to meet securities analysts' expectations.

      o     Changes in market valuations of other teleconferencing companies.

      o Announcements by us or our competitors of significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments.

      o     Introduction of new services by us or our competitors.

      o Conditions and trends in the teleconferencing industry and related technology industries.

      o Future sales of our common stock by warrant and option holders, including sales by the selling shareholders listed in this prospectus.

      These factors are in addition to significant price and volume fluctuations in the securities markets that may be unrelated to our operating performance.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND AGREEMENTS WE HAVE ENTERED COULD DELAY OR PREVENT A CHANGE IN CONTROL OF US.

      Certain provisions of our articles of incorporation, and certain agreements we have entered, may discourage, delay, or prevent a merger or acquisition that a shareholder may consider favorable. These provisions include:

      o     Authority of the board of directors to issue preferred stock.

      o     Prohibition on cumulative voting in the election of directors.

      o     Election of directors by class for terms of three years.

      o Limitations on the ability of third parties to acquire us by their offer of a premium price to selected shareholders.

      o Agreements with key executives which provide special termination payments in the event of a change in control.

      o A share rights plan that enables shareholders to dilute an acquiring person's investment through the shareholders' purchase of a large number of shares.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements refer to objectives, expectations, intentions, future events, or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, level of activity, performance, or achievements to be materially different from any results expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "could," "expect," "anticipate," "intend," "plan," "believe," "estimate," "predict," "potential," and similar expressions. Our actual results could differ materially from those included in forward-looking statements. Factors that could contribute to these differences include those matters discussed in "Risk Factors" and elsewhere in this prospectus.

      In addition, such forward-looking statements necessarily depend on assumptions and estimates that may prove to be incorrect. Although we believe the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions, or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

      The cautionary statements made in this prospectus are intended to be applicable to all forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons that actual results could differ materially from those anticipated in such forward-looking statements.

                                 USE OF PROCEEDS

      All of the shares sold in this offering will be sold by certain of our shareholders. We will not receive any proceeds from the sale by the selling shareholders of the shares offered in this prospectus.

      The shares offered by the selling shareholders are shares underlying warrants held by the selling shareholders. The warrants entitle the selling shareholders to purchase an aggregate of 659,681 shares of our common stock at an exercise price of $4.01 per share. In the event the selling shareholders exercise all of these warrants and pay the exercise price in cash, we would receive proceeds of $2,645,321. However, the warrants may be exercised using a cashless exercise feature, pursuant to which some of the warrants may be surrendered to us as payment of the exercise price for warrants being exercised. Therefore, it is possible that we will not receive any cash proceeds upon any exercise of the warrants, if any. Because these warrants are not exercisable until March 3, 2005, do not expire until March 3, 2010, and the exercise price of the warrants exceeded the market price of our common stock as of the date of this prospectus, any eventual cash proceeds from exercise of the warrants are not likely to be realized in the near future. We intend to use any proceeds we receive from the exercise of warrants for working capital and general corporate purposes.

                              SELLING SHAREHOLDERS

      The shares registered for sale under this prospectus are comprised of an aggregate of 659,681 shares underlying warrants, which were issued to the selling shareholders in replacement of warrants we issued in connection with the selling shareholders' purchase of our Series C Convertible Preferred Stock in May, 2002. The warrants are exercisable at any time on or after March 3, 2005, for an exercise price of $4.01 per share, and expire on March 3, 2010.

      The table below reflects the shares beneficially owned by each selling shareholder, the shares underlying warrants held by the selling shareholders, the resale of which is registered in this prospectus, the shares to be beneficially owned upon completion of this offering, assuming the selling shareholders sell all of the shares offered in this prospectus, and the percentage of our outstanding common stock that will be beneficially owned by the selling shareholders upon completion of this offering. Beneficial ownership includes shares owned and shares that the shareholder has the right to acquire within 60 days.

      In addition to the shares offered in this prospectus, the selling shareholders own shares of our common stock that we issued in payment of liquidating dividends on our Series C Convertible Preferred Stock, and beneficially own additional shares of common stock underlying warrants received in connection with their purchase of our Series C Convertible Preferred Stock, which remain outstanding. The sale of the shares held by the selling shareholders other than the shares listed in this prospectus has been registered in a registration statement originally filed on July 22, 2002, as subsequently amended (Commission File No. 333-96905). Assuming the selling shareholders sell all of the shares listed in this prospectus and the shares listed in such earlier registration statement, the selling shareholders will hold no shares of our common stock following completion of this offering.

                                                                                                                PERCENTAGE OF
                                                                                            SHARES TO BE         COMMON STOCK
                                                                        WARRANT SHARES      BENEFICIALLY         BENEFICIALLY
                                                                        REGISTERED FOR       OWNED UPON          OWNED UPON
                                                       SHARES           RESALE IN THIS       COMPLETION          COMPLETION OF
NAME OF SELLING SHAREHOLDER                       BENEFICIALLY OWNED       OFFERING       OF THIS OFFERING      THIS OFFERING(1)
---------------------------                       ------------------       --------       ----------------      ----------------
Deephaven Private Placement Ltd. (2)                   492,611             296,857            195,754                   1.1%
Riverview Group, LLC. (3)                              597,253             158,323            438,930                   2.5%
Omicron Master Trust, LP (4)                           373,282              98,952            274,330                   1.6%
Midsummer Investment Ltd. (5)                          109,469              65,968             43,501                   *
Belmont Park Investments, Inc. (6)                      65,682              39,581             26,101                   *
                                                        ------              ------             ------                   ----

Total                                                1,638,297             659,681            978,616

(1) Calculated based on shares outstanding as of January 1, 2005. "*" denotes less than one percent.

(2) 130 Cheshire Lane, Suite 102, Minnetonka, MN 55305. Deephaven Private Placement Trading Ltd. is a private investment fund that is owned by all of its investors and managed by Deephaven Capital Management LLC. Deephaven Capital Management LLC, of which Mr. Colin Smith is the fund manager, has voting and investment control over the shares listed below owned by Deephaven Private Placement Trading Ltd. Deephaven Capital Management LLC is an indirect subsidiary of Knight Trading Group, Inc. Of the shares beneficially owned by Deephaven Private Placement Ltd., 195,754 are shares underlying warrants currently exercisable for an exercise price of $1.05, and expiring on May 17, 2007.

(3) 666 5th Avenue, 8th Floor, New York, NY 10103. Dan Cardella exercises voting and investment control over these shares. Of the shares beneficially owned by Riverview Group, LLC, 104,402 are shares underlying warrants currently exercisable for an exercise price of $1.05, and expiring on May 17, 2007.

(4) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of February 11, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester. Of the shares beneficially owned by Omicron Master Trust, 65,251 are shares underlying warrants currently exercisable for an exercise price of $1.05, and expiring on May 17, 2007.

(5) c/o Meridian Corporate Services Ltd, 73 Front Street, Hamilton HM 12, Bermuda. Michel Amsalem exercises voting and investment control over these shares. Of the shares beneficially owned by Midsummer Investment Ltd., 43,501 are shares underlying warrants currently exercisable for an exercise price of $1.05, and expiring on May 17, 2007.

(6) Harbor House, 2nd Floor, Waterfront Drive, Roadtown, Tortola, British Virgin Islands. David Sims exercises voting and investment control over these shares. Of the shares beneficially owned by Belmont Park Investments Ltd., 26,101 are shares underlying warrants currently exercisable for an exercise price of $1.05, and expiring on May 17, 2007.

                              PLAN OF DISTRIBUTION

      The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

      The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      We are required to pay all fees and expenses incident to the registration of the shares, including $10,000 of fees and disbursements of special counsel for the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      We will not receive any proceeds from sales of any shares by the selling shareholders.

      Shares issued upon the selling shareholders' exercise of warrants to purchase our common stock will be issued directly by us to the selling shareholders. No brokerage commission or similar fee will be paid in connection with the issuance of these shares. We cannot ensure that the selling shareholders will exercise their warrants, or if they do that they will sell all or any portion of the shares offered in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

      You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

      We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

      This propsectus is part of a Registration Statement that we have filed with the SEC. This prospectus does not contain all of the information included in the Registration Statement, and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago, Illinois; or New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

      Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the SEC's Web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

      1. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 28, 1994.

      2. The description of the rights to purchase our Series B Junior Participating Preferred stock set forth in our registration statement on Form 8-A, filed with the SEC on December 7, 1999.

      3. Our annual report on Form 10-K for the year ended December 31, 2003;

      4. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004;

      5. Our current report on Form 8-K, filed with the SEC on January 16, 2004, regarding our sale of shares of common stock in a private placement financing.

      6. Our current report on Form 8-K, filed with the SEC on February 24, 2004, regarding our sale of shares of common stock in a private placement financing.

      7. Our current report on Form 8-K, filed with the SEC on March 17, 2004, regarding the resignation of our Chief Financial Officer.

      8. Our current report on Form 8-K, filed with the SEC on August 27, 2004, regarding changes on our board of directors.

      9. Our current report on Form 8-K, filed with the SEC on September 1, 2004, regarding appointment of our new Chief Financial Officer.

      10. Our current report on Form 8-K, filed with the SEC on September 3, 2004, regarding our sale of shares of common stock and warrants in a private placement financing.

      11. Our current report on Form 8-K, filed with the SEC on September 21, 2004, regarding subsequent closings for our sale of shares of common stock and warrants in the private placement financing originally announced on September 3, 2004.

      12. Our current report on Form 8-K, filed with the SEC on September 24, 2004, regarding the final closing for our sale of shares of common stock and warrants in the private placement financing originally announced on September 3, 2004.

      13. Our current report on Form 8-K, filed with the SEC on November 19, 2004, regarding our credit agreement with Silicon Valley Bank.

      14. Our current report on Form 8-K, filed with the SEC on January 6, 2005, regarding our Tenth Waiver with the holders of our Senior Secured Subordinated Notes due April 30, 2006.

      15. Our current report on Form 8-K, filed with the SEC on January 12, 2005, regarding the company's global restructuring.

      16. Our current report on Form 8-K, filed with the SEC on February 3, 2005, regarding our Eleventh Waiver with the holders of our Senior Secured Subordinated Notes due April 30, 2006, and two press releases dated January 31, 2005 and February 2, 2005 regarding our term sheet for proposed financing of $14 million.

      17. Our current report on an amended Form 8-K, filed with the SEC on February 4, 2005, regarding the company's global restructuring.

      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to ACT Teleconferencing, Inc., Attention: Chief Financial Officer, 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401, telephone: (303) 233-3500.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

      The Colorado Business Corporation Act contains provisions permitting and, in some situations, requiring Colorado corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our articles and bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

      The Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third-party action, if the director:

      o     Conducted himself or herself in good faith,

      o Reasonably believed that (a) in the case of conduct in his or her official capacity, his or her conduct was in the corporation's best interest, or (b) in all other cases, his or her conduct was not opposed to the corporation's best interest, and

      o In the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

      The Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

      In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles and bylaws. Currently, we have no such agreements. The Colorado Business Corporation Act also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

      As to the exculpation or indemnification of directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

      The legality of the issuance of shares offered hereby has been passed upon by Faegre & Benson LLP, Denver, Colorado.

                                     EXPERTS

      The consolidated financial statements as of December 31, 2003, and for the year then ended, appearing in our Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Hein & Associates LLP, as set forth in their report included in such Annual Report on Form 10-K and incorporated herein by reference. The consolidated financial statements as of December 31, 2002, and for the years ended December 31, 2002 and 2001, appearing in such Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in such Annual Report on Form 10-K and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of each of these firms, given on the authority of such firms as experts in accounting and auditing.

                        TRANSFER AGENT AND WARRANT AGENT

      Our stock transfer agent and warrant agent is Computershare Trust Co., Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, other than agent's commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

Legal fees and expenses                                                  $ 5,000
SEC registration fee                                                         242
Accounting fees and expenses                                              10,000
Transfer agent fees and expenses                                           1,000
Miscellaneous                                                              1,000
                                                                         -------
      Total                                                              $17,242

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Colorado Business Corporation Act permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. Our articles of incorporation conform to the Colorado Business Corporation Act. Our articles of incorporation, and their amendments, are incorporated by reference as Exhibit 3.1 to this registration statement.

      In general, we may indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which this person is a party because of such person's status as an officer, director, employee, or agent of ours, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires the board of directors independent determination, independent legal counsel's determination, or a vote of the shareholders that the person to be indemnified met the applicable standard of conduct.

      The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those mentioned above. However, with respect to actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest; the person must not have been adjudged liable to us; and the person must not have received an improper personal benefit.

      Indemnification may also be granted under the terms of agreements which may be entered into in the future according to a vote of shareholders or directors. In addition, we are authorized to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in these positions. We may obtain an insurance policy in the future.

ITEM 16. EXHIBITS

NUMBER    DESCRIPTION
------    -----------

10.1      Form of Callable Warrant, $4.01 exercise price.

5         Opinion of counsel.

23.1 Consent of Hein & Associates, LLP, independent registered public accountants.

23.2 Consent of Ernst & Young, LLP, independent registered public accountants.

23.3      Consent of counsel to the Company (included in Exhibit 5).

24        Power of attorney (included in signature page).

----------

ITEM 17. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Golden, Colorado, on February 11, 2005.

                                  ACT TELECONFERENCING, INC
                                  Registrant


                                  By:          /s/  GENE WARREN
                                     -------------------------------------------
                                                    Gene Warren
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gene Warren and Edward J. Bernica, each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 11th day of February, 2005 by the following persons in the capacities indicated:

                        SIGNATURE                                                           TITLE
                        ---------                                                           -----
                    /s/ GENE WARREN                          President and Chief Executive Officer (Principal Executive Officer)
--------------------------------------------------------
                      Gene Warren

                /s/ EDWARD J. BERNICA                        Chief Financial Officer and Secretary (Principal Financial and
--------------------------------------------------------     Accounting Officer)
                   Edward J. Bernica

               /s/ GERALD D. VAN EECKHOUT                    Director and Chairman Emeritus
--------------------------------------------------------
                 Gerald D. Van Eeckhout

                   /s/ RONALD J. BACH                        Director
--------------------------------------------------------
                     Ronald J. Bach

                                                             Director
--------------------------------------------------------
                    Jules L. DeVigne

                   /s/ MALCOLM M. ASLIN                      Director
--------------------------------------------------------
                    Malcolm M. Aslin

                                                             Director
--------------------------------------------------------
                    James F. Seifert

                     /s/ LEW JAFFE                           Director
--------------------------------------------------------
                       Lew Jaffe

                                                             Chairman of the Board of Directors
--------------------------------------------------------
                  Mack V. Traynor III

INDEX OF EXHIBITS

All exhibits are filed electronically, unless incorporated by reference.

NUMBER    DESCRIPTION
------    -----------

10.1      Form of Callable Warrant, $4.01 exercise price.

5         Opinion of counsel.

23.1 Consent of Hein & Associates, LLP, independent registered public accountants.

23.2 Consent of Ernst & Young, LLP, independent registered public accountants.

23.3      Consent of counsel to the Company (included in Exhibit 5).

24        Power of attorney (included in signature page).

----------